Exhibit 1

FILING AGREEMENT

This Filing Agreement is entered into between Baralonco Limited (the “Company”), the Estate of the late Khalid bin Abdullah bin Abdulrahman (the “Estate”), and Fahd bin Khalid bin Abdullah bin Abdulrahman (the “Legal Representative”), as of August 26, 2021.

WHEREAS, the Company and Khalid bin Abdullah bin Abdulrahman (“K. Abdullah”), entered into a Filing Agreement, dated as of October 8, 2009 (the “Original Filing Agreement”), pursuant to which the Company and K. Abdullah (as the then sole shareholder of the Company) agreed, among other things, to file one statement of beneficial ownership on Schedule 13D (and to make any amendments thereto in the future on one statement of beneficial ownership) with respect to their respective beneficial ownership of shares of common stock, par value $0.001 per share (the “Common Stock”), of Iridium Communications, Inc. (the “Issuer”);

WHEREAS, reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D, originally filed with the Securities and Exchange Commission on October 8, 2009 by the Company and K. Abdullah (as amended and supplemented to date, the “Schedule 13D”);

WHEREAS, following the death of K. Abdullah, (1) the Estate succeeded to K. Abdullah’s interest in the equity securities of the Company, and became the sole shareholder of the Company, and as a result also beneficially owns the same shares of the Common Stock of the Issuer that the Company owns, and (2) the Legal Representative was appointed as a legal representative to the Estate, and as a result also beneficially owns the same shares of the Common Stock of the Issuer that the Company owns; and

WHEREAS, the Company, the Estate and the Legal Representative are required to make certain filings with the Securities and Exchange Commission with respect to the shares of Common Stock of the Issuer that each is deemed to beneficially own.

NOW, THEREFORE, the Company, the Estate and the Legal Representative do hereby agree to file any further amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, with respect to the Common Stock of the Issuer that the Company owns, on one statement of beneficial ownership on Schedule 13D and to make any amendments thereto in the future on one statement of beneficial ownership, and agree that such statement or amendments shall be deemed filed on behalf of each of them. Effective as of the date hereof, each party hereto expressly acknowledges, agrees and confirms that the Original Filing Agreement is hereby terminated and shall cease to be of further effect.

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IN WITNESS WHEREOF, this Filing Agreement has been executed as of the date first above written.

BARALONCO LIMITED

By:	/s/ Larry G. Franceski
Larry G. Franceski
Attorney-in-fact

ESTATE OF THE LATE KHALID BIN ABDULLAH BIN ABDULRAHMAN

By:	/s/ Larry G. Franceski
Larry G. Franceski
Attorney-in-fact

FAHD BIN KHALID BIN ABDULLAH BIN ABDULRAHMAN

By:	/s/ Larry G. Franceski
Larry G. Franceski
Attorney-in-fact